Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL:	LANC
Tuesday, October 9, 2007	TRADED:	Nasdaq
LANCASTER COLONY CORPORATION AND BARINGTON GROUP
ANNOUNCE AGREEMENT
     COLUMBUS, Ohio and NEW YORK, New York – October 9, 2007 – Lancaster Colony Corporation (the “Company”) (Nasdaq: LANC) and a group of investors led by Barington Capital Group, L.P. (the “Barington Group”), which has reported beneficial ownership of approximately 5.6% of the Company’s outstanding shares, announced today that they have reached an agreement that will avoid a proxy contest at the Company’s 2007 Annual Meeting of Shareholders.
     Under the terms of the agreement, the Barington Group has withdrawn its notice of intent to nominate persons for election as directors at the Company’s 2007 Annual Meeting, has agreed to vote its shares in favor of the Company’s nominees for director at the 2007 Annual Meeting, and has agreed to abide by certain standstill provisions until the Company’s 2008 Annual Meeting.
     The agreement also provides that, by January 7, 2008, the Company will appoint to its Board a new independent director, who is mutually acceptable to both the Company and the Barington Group.
     In addition, the Company has agreed to form a task force to continue the Company’s work on improving its operations, productivity and profitability. In connection with these efforts, the task force will consult with representatives of the Barington Group.
     The agreement also provides that the Company will establish a goal of repurchasing, subject to market conditions and compliance with laws, at least 2.0 million shares of its common stock during the Company’s fiscal year ended June 30, 2008. These repurchases will be effected pursuant to the expanded share repurchase program announced by the Company on August 22, 2007. Furthermore, the Company has agreed to use commercially reasonable efforts toward the goal of completing its previously announced review of strategic alternatives for its nonfood businesses by August 31, 2008.
     Lastly, the Company has agreed to implement corporate governance initiatives, specifically establishing a lead independent director and having its Nominating and Governance Committee perform a review of the Company’s corporate governance policies. In connection with this review, a representative of the Nominating and Governance Committee will consult with representatives of the Barington Group.
     Chairman and CEO John B. Gerlach said: “The Board of Directors believes the agreement with Barington serves the best interests of the Company and its stockholders. We remain committed to continuing our ongoing efforts to improve the operations and financial performance of our Company and welcome the input of the Barington Group in this regard.”

     James A. Mitarotonda, the Chairman, President and Chief Executive Officer of Barington Capital Group, L.P., stated, “We are pleased by this agreement which we believe provides significant value for the shareholders of Lancaster Colony. We appreciate the commitment of the Board to make changes to improve the Company’s operations, profitability and corporate governance. We look forward to working constructively with the Company and its Board to continue to create additional value for the shareholders of the Company.”
About Lancaster Colony Corporation
     Lancaster Colony Corporation is a diversified manufacturer and marketer of consumer products including specialty foods for the retail and foodservice markets; glassware and candles for the retail, floral and foodservice markets; and automotive products for the original equipment market and aftermarket.
About Barington Capital Group, L.P.
     Barington Capital Group, L.P. is an investment management firm that primarily invests in undervalued, small and mid-capitalization companies. Barington and its principals are experienced value-added investors who have taken active roles in assisting companies in creating or improving shareholder value.
     We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations, contain projections regarding future developments, operations or financial conditions, or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements. Actual results may differ as a result of factors over which we have no, or limited, control including our ability to identify suitable directors to serve on our board, market and industry conditions that may affect the Company’s profitability and willingness and ability to repurchase shares, and our ability to complete our strategic review of alternatives for our nonfood operations and our ability to execute any of those alternatives. Management believes these forward-looking statements to be reasonable; however, undue reliance should not be placed on such statements that are based on current expectations. We undertake no obligation to update such forward-looking statements. More detailed statements regarding significant events that could affect our financial results are included in our annual report on Form 10-K as filed with the Securities and Exchange Commission.
Contacts:
Lancaster Colony Corporation
Investor Relations Consultants, Inc.
Phone: (727) 781-5577 or E-mail: lanc@mindspring.com
The Barington Group
Somna Maraj
Edelman
Phone: (212) 704-8175